UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 7, 2007

SIFCO Industries, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-5978	34-0553950

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

970 East 64th Street, Cleveland Ohio	44103

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(216) 881-8600

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐ Written communication pursuant to Rule 245 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchanged Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 –	Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement
Effective May 7, 2007, SIFCO Industries, Inc. (“SIFCO”) and its Irish subsidiary, SIFCO Turbine Components Limited (“SIFCO Turbine”), entered into a business purchase agreement (the “Agreement”) for the sale of its industrial turbine engine component repair business to PAS Technologies Inc., which is based in the United States (“PAS”). PAS will complete the acquisition through a wholly-owned Irish subsidiary named PAS Turbines Ireland. The industrial turbine engine component repair business operates in SIFCO’s Cork, Ireland facility. Subject to satisfaction of certain conditions to closing, the transaction is expected to close on or about June 16, 2007. Total consideration for the business is approximately $5.0 million payable in cash and subject to certain adjustment and/or escrow provisions under the Agreement. SIFCO Turbine will retain ownership of the Cork, Ireland facility (subject to a long-term lease arrangement with PAS Turbines Ireland) and substantially all existing liabilities of the business. SIFCO has agreed to guarantee the performance by SIFCO Turbine of all of its obligations under the Agreement
The closing of the transaction is subject to certain customary conditions to closing, unless otherwise waived by the parties, including (i) no material adverse event (as defined in the Agreement) having occurred and (ii) regulatory and third party consents having been obtained. The Agreement may be terminated by PAS if the conditions to closing have not or cannot be fulfilled prior to the closing date. The Agreement terminates if the closing has not occurred by June 16, 2007. Upon completion of this transaction, SIFCO will no longer maintain a turbine engine component repair operation in Ireland, but will own and lease real estate .
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit	Description

99.1	Press Release dated May 8, 2007 – SIFCO Industries, Inc. announces the sale of its industrial turbine engine component repair business to PAS Technologies Inc.
SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIFCO Industries, Inc. (Registrant)
Date: May 8, 2007	/s/ Frank A. Cappello
Frank A. Cappello
Vice President – Finance and Chief Financial Officer (Principal Financial Officer)